Citigroup Funding Inc.

Pricing Sheet dated June 25, 2010 relating to

Preliminary Pricing Supplement No. 2010-MTNDD562 dated May 28, 2010 and

Offering Summary No. 2010-MTNDD562 dated May 28, 2010

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Commodities

1,159,627 Jump Securities Based on the S&P GSCI™ Brent Crude Index Excess Return due June 27, 2012

PRICING TERMS – JUNE 25, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.
Aggregate principal amount:	$11,596,270
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Pricing date:	June 25, 2010
Original issue date:	June 30, 2010
Maturity date:	June 27, 2012
Underlying index:	S&P GSCI™ Brent Crude Index Excess Return (Bloomberg: “SPGCBRP”)
Payment at maturity:

If the final index value is greater than the initial index value,

$10 + upside payment

If the final index value is less than or equal to the initial index value,

$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10.

Upside payment:	$4.00 per security (40% of the stated principal amount). Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $14.00 per security.
Initial index value:	563.5424
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	June 22, 2012, subject to postponement for non-index business days and certain market disruption events.
Index performance factor:	final index value / initial index value
CUSIP:	17314V239
ISIN:	US17314V2390
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$10.00	$0.225	$9.775
Total	$11,596,270.00	$260,916.08	$11,335,353.92

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. Please see “Syndicate Information” on page 7 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed concession of $0.2250 for each security they sell. See “Fees and selling concessions” on page 6 of the related offering summary. The concession may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by an investor. See “Syndicate Information” on page 7 of the related offering summary. For additional information, see “Plan of Distribution; Conflicts of Interest” in the related preliminary pricing supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND RELATED PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on May 28, 2010

http://www.sec.gov/Archives/edgar/data/1318281/000095013010001268/dfwp.htm

Preliminary Pricing Supplement filed on May 28, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000095013010001186/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

“Standard & Poor’s®,” “S&P®” and “S&P GSCI™” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding and its affiliates. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s or The McGraw-Hill Companies and neither makes any representation or warranty regarding the advisability of investing in the securities.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.